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                     September 3, 2020

       Jarrod Yahes
       Chief Financial Officer
       Shutterstock, Inc.
       350 Fifth Avenue, 21st Floor
       New York , NY 10118

                                                        Re: Shutterstock, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2019
                                                            Filed February 13,
2020
                                                            File No. 001-35669

       Dear Mr. Yahes:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology